Exhibit 99.1

Vringo, Inc.

Audit Committee Charter

The following Audit Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of Vringo, Inc., a Delaware corporation (the “Company”):

1.	Members. The Board shall appoint the members of the Audit Committee (the “Committee”). The Committee shall be comprised of at least three independent directors of the Board who shall also satisfy such other criteria imposed on members of the Committee pursuant to the federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”) and the NASDAQ Stock Market (or any exchange or national listing market system upon which the Company’s securities are listed or quoted for trading) (“NASDAQ”). The term “independent director” means a director who meets the definition of “independence” under the rules and regulations of the SEC and NASDAQ. Each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and statement of cash flows. At least one member of the Committee shall be an “audit committee financial expert” as defined by the SEC. The Committee and its members shall be subject to the provisions of the Company’s Bylaws relating to members and filling vacancies. Unless the Board elects a Chairman of the Committee, the Committee shall elect a Chairman by majority vote.

2.	Purpose. The purpose of the Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s financial reporting and systems of internal accounting control, (2) the independence, qualifications and performance of the Company’s independent registered public accounting firm, and (3) the Company’s compliance with legal and regulatory requirements. The Committee shall also conduct all reviews and investigations and prepare such reports as are required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission, the listing standards of NASDAQ (or any exchange or national listing market system upon which the Company’s securities are listed or quoted for trading) or any other applicable laws or regulations.

3.	Duties and Responsibilities. On behalf of the Board, the Committee shall, among its duties and responsibilities as may be delegated to the Committee by the Board, and in addition to any duties and responsibilities imparted to the Committee by the Securities and Exchange Commission, the listing standards of NASDAQ or any other applicable laws or regulations:

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Appoint, compensate, retain and oversee the work of the independent auditor. In this regard, the Committee shall appoint and retain, subject to approval by the Company’s stockholders, compensate, evaluate and terminate, when appropriate, the independent auditor, which shall report directly to, and be responsible to, the Committee.

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Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor and establish policies and procedures for the engagement of the independent auditor to provide auditing and permitted non-audit services.

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Review the annual audited financial statements and quarterly financial statements with management and the independent auditor. Also included in such review shall be significant issues and judgments regarding accounting and auditing principles and practices, and the effect of regulatory and accounting initiatives on the Company’s financial statements. The Committee shall recommend to the Board whether the financial statements should be included in the Form 10-K.

•	Review and discuss with management the Company’s quarterly earnings announcements and other public announcements regarding the Company’s results of operations.

•	Prepare any report required to be prepared by it for inclusion in the Company’s proxy statement under SEC rules and regulations.

•	Review and approve all related party transactions.

•	Review major changes to the Company’s accounting and auditing principles and practices as suggested by management or the independent auditor.

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Meet periodically with management to review the Company’s major financial and business risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Oversee the Company’s internal audit functions.

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Obtain and review, at least annually, a report by the independent auditor describing the independent auditor’s internal quality-control procedures, and any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.

•	Consider, at least annually, the independence of the independent auditor, and receive from and discuss with the independent auditor the auditor’s report regarding its independence.

•	Meet with the independent auditor prior to the audit to review the scope and planning of the audit.

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Review with the independent auditor the results of the annual audit examination, and any issues the auditor may have encountered in the course of its audit work and management’s response. This review should include, among other things, any management letter, any restrictions on the scope of activities or access to required information.

•	Discuss with management the Company’s earnings releases and corporate policies with respect to releases and financial information and earnings guidance provided to analysts and rating agencies.

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Receive reports from the Company’s independent registered public accounting firm and management regarding, and review the adequacy and effectiveness of, the Company’s internal controls over financial reporting and significant changes in such controls reported to the Committee by the Company’s independent registered public accounting firm or management.

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Receive reports from the Company’s independent registered public accounting firm and management regarding, and review the adequacy and effectiveness of, the Company’s disclosure controls and procedures.

•	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

•	Review candidates for the positions of chief financial officer and controller of the Company.

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Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Establish policies for hiring employees and former employees of the independent auditor.

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Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s policies for Code of Business Conduct and Conflict of Interests.

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Review with the Company’s counsel and independent registered public accounting firm (1) legal matters that may have a material impact on the financial statements, (2) any fraud involving management or other employees who have a significant role in the Company’s internal controls, (3) compliance policies, and (4) any material reports or inquires received from regulators, governmental agencies or employees that raise material issues regarding the Company’s financial statements and accounting or compliance policies.

•	Review this Charter annually and recommend any changes for approval by the Board.

•	Review the Committee’s own performance annually.

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Consider such other matters in relation to the financial affairs of the Company, its accounts and the independent audit of the Company, as the Committee may, in its discretion, determine to be advisable.

4.	Meetings. The Committee shall meet at least four times per year, either in person or telephonically, and at such times and places as the Committee shall determine. At each such regularly scheduled meeting, the Committee shall meet in separate executive sessions with the Company’s executive management, the Company’s independent auditor and the Committee itself. Minutes shall be kept of each meeting of the Committee. The Chairman of the Committee shall report to the Board following meetings of the Committee and as otherwise requested by the Chairman of the Board.

5.	Outside Advisors. The Committee shall have the authority to retain such outside legal, accounting or other consultants or advisors as it determines appropriate to assist it in the performance of its functions, or to advise or inform the Committee. The Committee may also meet with investment bankers and financial analysts. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultants to, the Company. The Company shall provide for payment of compensation to the independent auditor and to any advisors retained by the Committee.

6.	Limitations. The Committee is responsible for the duties set forth in this Charter, but is not responsible for the preparation of the financial statements or the auditing of thereof. Management has the responsibility for preparing the financial statements and implementing internal controls and the independent auditor has the responsibility for auditing the financial statements and monitoring the effectiveness of the internal controls.

7.	Investigations. The Committee shall have the authority to conduct or authorize investigations into any matter within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

8.	Amendment. Any amendment or other modification of this Charter shall be made and approved by the Board of the Company.

9.	Disclosure of Charter. This Charter, as amended from time to time, shall be made available to the public on the Company’s website.